COPSYNC, INC.

SECURITIES PURCHASE AGREEMENT

October 14, 2009

COPsync Series B - Stock Purchase Agmt (execution).doc

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EXHIBITS

A	Schedule of Investors

B	Certificate of Designations

C	Form of Warrant

D	Investors’ Rights Agreement

E	Schedule of Exceptions

F	Form of Indemnification Agreement

G	Compliance Certificate

COPSYNC, INC.

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of October 14, 2009, by and among COPsync, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”).

SECTION 1

Authorization, Sale and Issuance of Series B Preferred Stock and Warrants
1.1      Authorization

.  The Company will, prior to the Closing (as defined below), authorize (a) the sale and issuance of up to 375,000 shares (the “Shares”) of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred”), having the rights, privileges, preferences and restrictions set forth in the Series B Convertible Preferred Stock Certificate of Designations of the Company, in the form attached hereto as Exhibit B (the “Certificate of Designations”); (b) the issuance of warrants, in the form attached hereto as Exhibit C (the “Warrants”), for the purchase of up to 3,000,000 shares of the Company’s Common Stock, par value $0.0001 per shares (the “Common Stock”); and (c) the reservation of shares of Common Stock for issuance upon conversion of the Shares (the “Conversion Shares”) and upon exercise of the Warrants (the “Warrant Shares”).

1.2      Sale and Issuance of Shares

.  Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell and issue to each Investor, the number of Shares set forth in the column designated “Number of Series B Shares” opposite such Investor’s name on the Schedule of Investors, at a cash purchase price of $4.00 per share (the “Purchase Price”).  The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.

1.3      Issuance of Warrants

.  The Company shall issue to each Investor a Warrant to purchase up to the number of Warrant Shares equal to twenty percent (20%) the number of Conversion Shares issuable upon conversion of the Shares purchased by such Investor pursuant to Section 1.2 of this Agreement, rounded up to the nearest whole number.  The Warrants shall be exercisable at a price per share equal to $0.20 per Warrant Share, subject to adjustment in accordance with the terms of the Warrants.  The Company’s agreement with each Investor is a separate agreement, and the issuance of a Warrant to each Investor is a separate issuance.

1.4           Use of Proceeds

.  The Company will use the proceeds from the sale of the Shares and Warrant Shares for ordinary and necessary expenses in the normal course of the Company’s business.

SECTION 2

Closing and Delivery
2.1      Closing

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(a)      The closing of the purchase, sale and issuance of the Shares and the Warrants (the “Closing”) shall take place at the offices of Phillips & Reiter, PLLC, 6805 Capital of Texas Highway North, Suite 318, Austin, Texas 78731, at 4:00 p.m. local time on the date hereof, or such other location or date as the Company and Investors representing a majority of the Shares shall agree, which Closing may be implemented by the exchange of signature pages by facsimile or email.  At the Closing, the Company will issue and sell the Shares and the Warrants to the Investors and each of the Investors will purchase the number of Shares and Warrants indicated opposite such Investors’ name on Exhibit A.

(b)      At the Closing, each Investor will execute this Agreement and the Investors’ Rights Agreement in substantially the form attached hereto as Exhibit D (the “Rights Agreement,” and together with this Agreement, the “Agreements”).

2.2      Delivery

.  At the Closing, the Company will deliver to each Investor (i) a copy of instructions to the transfer agent for the Company to issue to such Investor a certificate registered in such Investor’s name representing the number of Shares that such Investor is purchasing, and (ii) an executed Warrant to purchase up to the number of Warrant Shares equal to twenty percent (20%) of the number of Conversion Shares issuable upon conversion of the Shares purchased by such Investor, rounded up to the nearest whole number, against payment of the purchase price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors, by (a) certified check payable to the Company, or (b) a confirmed wire transfer in accordance with the Company’s instructions.

SECTION 3

Representations and Warranties of the Company

A Schedule of Exceptions, attached hereto as Exhibit E (the “Schedule of Exceptions”) shall be delivered to the Investors in connection with each Closing.  Except as set forth on the Schedule of Exceptions delivered to the Investors at the applicable Closing, the Company hereby represents and warrants to the Investors as of the date of the Closing as follows:

3.1      Organization, Good Standing and Qualification

.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Agreements, to issue and sell the Shares, the Warrants, the Conversion Shares and the Warrant Shares and to perform its obligations pursuant to the Agreements.  The Company is presently qualified to do business as a foreign corporation in the State of Texas.

3.2      Capitalization

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(a)      Immediately prior to the Closing, the authorized capital stock of the Company will consist of 500,000,000 shares of Common Stock, of which 123,796,335 shares are issued and outstanding and 1,000,000 shares of Preferred Stock, of which 100,000 shares are designated “Series A Preferred Stock,” all of which are issued and outstanding, and 375,000 shares of which are designated Series B Preferred, none of which are issued and outstanding.  The Common Stock, the Series A Preferred Stock and the Series B Preferred shall have the rights, preferences, privileges and restrictions set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended by the Certificate of Designations (the “Certificate of Incorporation”).  For the avoidance of doubt, no other series of Preferred Stock has any priority over the Series B Preferred with respect to dividends, liquidation distributions or any other distributions.

(b)      The outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(c)      The Company has reserved and shall at all times maintain sufficient amounts of authorized stock, as applicable, for the following:

(i)      the Shares for issuance pursuant to this Agreement;

(ii)      100,000 shares of Common Stock (as may be adjusted in accordance with the provisions of the Certificate of Incorporation) for issuance upon conversion of the Series A Preferred Stock;

(iii)                 15,000,000 Conversion Shares (as may be adjusted in accordance with the provisions of the Certificate of Incorporation) for issuance upon conversion of the Shares; and

(iv)           3,000,000 Warrant Shares for issuance upon exercise of the Warrants;

(v)      10,000,000 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its 2009 Long-Term Incentive Plan; and

(vi)                 26,001,800 shares of Common Stock reserved for issuance under all other instruments, plans, agreements or other commitments to issue stock or securities described in subsection 3.2(g) below (other than the Shares and the Common Stock identified in subsections (ii) through (v) above).

(d)      The rights, preferences, privileges and restrictions of the Shares are as stated in the Certificate of Designations.

(e)      The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable.  The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Certificate of Designations and applicable law, will be validly issued, fully paid and nonassessable.  The Warrant Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Warrants and applicable law, will be validly issued, fully paid and nonassessable.

(f)      The Shares, the Warrants, the Warrant Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Shares, the Warrants, the Warrant Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Agreements and the Warrants.  Except as set forth in the Agreements, the Shares, Warrants, the Warrant Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(g)      Section 3.2(g) of the Schedule of Exceptions describes each existing convertible note, debenture, warrant, stock option or stock  purchase agreement, employee stock bonus or stock award plan, executive compensation arrangement, and any other agreement or commitment under or pursuant to which any stock or other securities of the Company will or may be issued (whether contingent or unvested and whether or not the conditions for issuance have been satisfied), and the maximum number of shares of  Common Stock that would be issued under each of such instruments, plans, agreements or other commitments.

3.3      Authorization

.  All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements (and any additional agreements or instruments referred to herein or contemplated hereby) by the Company, the authorization, sale, issuance and delivery of the Shares, the Warrants, the Warrant Shares and the Conversion Shares, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Closing.  The Agreements and the Warrants, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity, and (iii) to the extent the indemnification provisions contained in the Rights Agreement may further be limited by applicable laws and principles of public policy.

3.4      Company Filings

.  The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 and all Current Reports on Form 8-K filed by the Company since December 31, 2008 (collectively, the “Company Documents”), as of the respective dates thereof, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  Except for filings required as a result of the Agreements, the Company has prepared and filed with the Securities and Exchange Commission all filings and reports required by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to make the Company’s filings and reports current in all respects.

3.5      Intellectual Property

.  For purposes of this Agreement, “Intellectual Property” means all intangible property rights including, but not limited to, inventions, discoveries, trade secrets, processes, algorithms, know-how, proprietary confidential information, United States and foreign patents, patent applications, trade names, trademarks, service marks and trade dress (together with associated goodwill), domain names and copyrights, moral rights, rights of publicity, any registrations or applications for registrations relating to any of the foregoing, any common law rights and any other proprietary rights relating to any of the foregoing.

(a)      Section 3.5(a) of the Schedule of Exceptions accurately identifies and describes:  (1) all software applications or other products or services developed, owned, produced, marketed, sold, licensed or otherwise made available by the Company (each, a “Company Product,” and collectively, the “Company Products”) to any third party; (2) all Intellectual Property owned by, licensed to or otherwise controlled by the Company or used in, developed for use in or necessary to the conduct of the Company’s business as presently conducted and as contemplated to be conducted in the future (collectively, the “Company IP”), including, without limitation, all Intellectual Property owned or used by, licensed to or otherwise controlled by the Company in connection with, or that is included in or embodied by, any of the Company Products (collectively the “Company Product IP”); (3) all of the agreements, understandings, contracts  (whether written or oral) or any other documents, if any, pursuant to which such Intellectual Property is owned, licensed to, used or otherwise controlled by, the Company or licensed by the Company to a third party; (4) whether any license or licenses granted to the Company are exclusive or nonexclusive.  The Company is not bound by, and no Company Product is subject to, any agreement containing any covenant or other provision that materially limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.  The Company exclusively owns, or licenses, as the case may be, free and clear of any lien, security interest, pledge, claim, charge or encumbrance of any kind (each, a “Lien” and collectively, “Liens”) all right, title and interest to and in the Company Product IP, and all other Intellectual Property used by the Company in connection with the Company’s business.

(b)      Each person or entity who is or was an employee or an independent contractor of the Company and who is or was involved in the creation or development of any Company Product or Company Product IP has signed a valid and enforceable agreement containing an irrevocable assignment of all Intellectual Property rights to the Company and confidentiality provisions protecting the Company Product IP.  No funding, facilities or personnel of any governmental agency or body were used, directly or indirectly, to develop or create, in whole or in part, any Company Product IP or any other owned Company IP.  The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets, know-how and other proprietary information held by the Company.  The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company Product IP or any other owned Company IP to any third party.  The Company IP constitutes all of the Intellectual Property used in and necessary for the conduct of the business conducted by the Company as currently conducted and as contemplated to be conducted in the future.  No application for a patent or for a copyright or trademark registration has been filed by or on behalf of the Company or has been abandoned, allowed to lapse or rejected.  There is no basis for a claim that any Company Product IP or any other owned Company IP is invalid or unenforceable.

(c)      To the knowledge of the Company or its founders, officers or other representatives, no third party has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Company Product IP or any other Company IP.  Neither the Company nor any of the Company Product infringes, misappropriates, or otherwise violates (directly, contributorily, by inducement or otherwise), or has in the past infringed, misappropriated or otherwise violated any Intellectual Property of any third party.  No infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or against any third party who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding in connection with the Company Product IP.  The Company is not bound by any agreement to indemnify, defend, hold harmless or reimburse any third party with respect to any Intellectual Property infringement, misappropriation or similar claim.

(d)      None of the Company Products contain any bug, defect or error that materially affects the use, functionality or performance of such Company Products or any product or system containing or used in conjunction with such Company Products or materially fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Company Products.  Other that as set forth on Section 13(d) of the Schedule of Exceptions, none of the Company Products include any open source code components or are subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as without limitation the GNU Public License, Lesser GNU Public License or Mozilla Public License) that could or does require, or could or does condition the use or distribution of such Company Product on, the disclosure, licensing or distribution of any source code for any portion of such Company Product or could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Product.  No source code for any Company Product has been delivered, licensed or made available to any escrow agent or other third party, and the Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Product to any escrow agent or other third party.  The Company has not received notification of any kind alleging that the Company has not complied with applicable data protection or privacy laws.

(e)      Section 3.5(e) of the Schedule of Exceptions identifies and lists the features and functionalities of the Company’s current primary Company Product.  The Company began development of such Company Product in May 2005 and said Company Product is currently being used in the following three separate user environments: (i) confidential Quality Assurance (QA)/Development Testing, which was established in May 2006 and is used for in-house testing of software; (ii) confidential Sales/Internal Staff Demo Application, which took place by August 2007 with limited functionality, with basic graphical user interface (GUI); and (iii) Production/End-User full production software release of such Company Product was released on December 8, 2008, and can only be accessed by officers sponsored and employed by a law enforcement agency that is a customer of the Company.  Except as otherwise specifically disclosed in Section 3.5(e) of the Schedule of Exceptions, none of the features and functionalities of such Company Product have been described in a printed publication in the United States or any foreign country for the purpose of marketing such Company Product, or have been in public use or on sale in the United States or any foreign country, prior to December 8, 2008.

3.6      Title to Properties and Assets; Liens

.  The Company owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that its purport to own in the books and records of the Company, including all of the properties and assets reflected on the balance sheet presented in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 (the “Most Recent Balance Sheet”) and all of the properties and assets purchased or otherwise acquired by the Company since the date thereof.  The Company has good and marketable title to its tangible property and assets, and has good title to all of its leasehold interests, in each case subject to no material Lien, other than (i) Liens for current taxes not yet delinquent, (ii) Liens imposed by law and incurred in the ordinary course of business for obligations not past due and that do not materially impair the Company’s ownership or use of such property or assets, (iii) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation or (iv) Liens resulting in minor defects in title, none of which, individually or in the aggregate, materially interferes with the ownership or use of such property.  With respect to the tangible property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(iv) above.

3.7      Compliance with Other Instruments

.  The Company is not in violation or default in any material respect of any provision of its Certificate of Incorporation or Bylaws, each as amended to date.  The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, and the issuance of the Shares, the Warrants and the Warrant Shares, and the Conversion Shares, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s Certificate of Incorporation or Bylaws, each as amended to date, or any preemptive rights agreements, options, debentures, promissory notes, agreements, judicial or administrative orders, internal controls,  policies or guidelines, plans or contracts or commitments to which the Company is a party or with respect to which  its business or properties is subject.

3.8      Litigation

.  There are no claims, actions, suits, proceedings, arbitrations or, to the Company’s knowledge, investigations pending against the Company, the Company’s properties or, to the Company’s knowledge, any officer or key employee of the Company (nor has the Company received written notice of any threat thereof) before any court or governmental agency, including without limitation any claim or proceeding  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by the Agreements.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit or proceeding initiated by the Company currently pending.

3.9      Governmental Consent

.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Agreements, or the offer, sale or issuance of the Shares, the Warrants, the Warrant Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Certificate of Designations with the office of the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Securities Act and (iii) such filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

3.10           Offering

.  Subject to the accuracy of the Investors’ representations and warranties in Section 4, the offer, sale and issuance of the Shares and the Warrants to be issued in conformity with the terms of this Agreement, the issuance of the Warrant Shares to be issued upon exercise of the Warrants and the issuance of the Conversion Shares upon conversion of the Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and from the registration or qualification requirements of applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.11           Brokers or Finders

.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.12           Books and Records

.  The books of account, minute books, stock record books, and other records of the Company are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls.  The minute books of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession or control of the Company.

3.13           No Undisclosed Liabilities

.  Except as reflected on or reserved against in the Most Recent Balance Sheet, the Company has no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (i) liabilities and obligations incurred in the ordinary course of business subsequent to June 30, 2009, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected on the Balance Sheet, which, in all such cases, individually and in the aggregate would not have a material adverse effect on the Company or its business.

3.14           Taxes

.  For purposes of this Agreement,  (i) “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (ii) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, the Internal Revenue Service, state or local tax or revenue agency or any other governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law or regulations relating to any Tax.

(a)      The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, its employees, properties or business.  The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Company.

(b)      The Company has not been advised in writing (i) that any of its United States federal and state income Tax Returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its federal, state or local Taxes.  The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of its Taxes.

(c)      The charges, accruals, and reserves with respect to Taxes on the Most Recent Balance Sheet and respective books of the Company are adequate (determined in accordance with generally accepted accounting principles) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against any the Company except as disclosed on the Most Recent Balance Sheet.  All Taxes that the Company is or was required by applicable federal (including FICA), state and local tax authorities to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the Internal Revenue Service or other proper governmental agency.

(d)      All Tax Returns filed by the Company are true, correct, and complete.  The Company was not at any time during the five-year period preceding the Closing an “S” corporation for federal income tax purposes.

3.15           No Material Adverse Change

. Since the date of the Most Recent Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.16           Employee Benefits

.  The Company does not have any Employee Benefit Plan, as defined in the Employee Retirement Income Security Act of 1974, as amended.

3.17           Compliance with Legal Requirements; Governmental Regulations

.  For purposes of this Section 3.17, (i) “Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement, and (ii) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

(a)      Except as set forth in Section 3.17(a) of the Schedule of Exceptions, (i) the Company is in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) the Company has not received any notice or other communication (whether oral or written) from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)      Section 3.17(b) of the Schedule of Exceptions contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company.  Each Governmental Authorization listed or required to be listed in Section 3.17(b) of the Schedule of Exceptions is valid and in full force and effect.  Except as set forth in Section 3.17(b) of the Schedule of Exceptions, (i) the Company is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.17(b) of the Schedule of Exceptions;  (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Schedule of Exceptions, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.17(b) of the Schedule of Exceptions; (iii) the Company has not  received any notice or other communication (whether oral or written) from any Governmental Body or any other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.17(b) of the Schedule of Exceptions have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental bodies.  The Governmental Authorizations listed in Section 3.17(b) of the Schedule of Exceptions constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its businesses, both currently and as contemplated under any existing business plans.

3.18           Contracts; No Defaults

.  Section 3.18 of the Schedule of Exceptions contains a complete and accurate list of the following contracts and other commitments (and sets forth reasonably complete details concerning the same, including the parties thereto, the amount of the remaining commitment of the Company thereunder):  (i) each employment agreement, consulting or other services agreement that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $100,000 annually, or with respect to which the person providing services is related to a director or officer of the Company; (ii) each joint venture, partnership, limited liability company or operating agreement and any other contract involving a sharing of profits, losses, costs, or liabilities by the Company with any other person; and (iii) each contract containing any covenants that in any way purports to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any person.

3.19           Insurance

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(a)      Section 3.19(a) of the Schedule of Exceptions describes: (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and (iii) all obligations of the Company to third parties with respect to providing insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided; (iv) a description of each insurance policy owned by the Company, by insurer, type of insurance, and period of coverage; and (v) a summary of the loss experience, if any, under each of such self-insurance arrangements and each insurance policy.

(b)      Except as set forth in Section 3.19(b) of the Schedule of Exceptions: (i) all insurance policies to which the Company is a party or that provide coverage to the Company, or any director or officer of the Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a person carrying on the same business or businesses as the Company, and for all risks to which the Company are normally exposed; and (D) are sufficient for compliance with all Legal Requirements and contracts to which the Company is a party or by which it, or its business or assets is bound; (ii) the Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and (iii) the Company has paid all premiums due, and has otherwise performed its obligations, under each insurance policy to which the Company is a party or that provides coverage to any director or officer thereof, and given notice to the insurer of all claims that may be insured thereby.

3.20           Relationships with Related Parties

.

(a)      Except as set forth in Section 3.20(a) of the Schedule of Exceptions, no employee, officer, director or, to the Company’s knowledge, stockholder of the Company, or any person related to any such person (including any individual who is a family member or other blood relative, or spouse, of such individual) or any entity in which any of such persons has any ownership, equity, profit or other financial interest (each, a “Related Person”) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s businesses.  To the Company’s knowledge, no Related Person has any ownership, equity, profit or other financial interest in, except in connection with the ownership of stock in publicly-traded companies, a person that has (i) had business dealings or a material financial interest in any transaction with the Company or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.

(b)      No director, officer or employee the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person that in any way adversely affects or will affect (i) the performance of his or her duties as an employee, officer or director of the Company, or (ii) the ability of the Company to conduct its business.  To the Company’s knowledge, no director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

(c)      Except as described in Section 3.20(c) of the Schedule of Exceptions, other than written employment agreements with the Company, no leases, licenses, contracts, agreements, advances, debts, services or product supply arrangements, or any other economic arrangements benefiting one party or the other, exist between the Company and any of its directors, officers or employees (or persons who are Related Persons with respect to such persons).

3.21           Disclosure

.  No representation or warranty of the Company in this Agreement, nor any statement or other information in the schedules for the representations and warranties contained in this Section 3, contains or will contain any untrue statement of a material fact, or omits or will omit the statement of any material fact necessary to render the same not misleading, either at the date hereof or at the Closing.  There is no fact known to the Company other than general economic or industry conditions that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in the Company Documents, this Agreement or the schedules for the representations contained in this Section 3.

SECTION 4

Representations and Warranties of the Investors
Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows:

4.1      No Registration

.  Such Investor understands that the Shares, the Warrants, the Warrant Shares and the Conversion Shares, have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2      Investment Intent

.  Such Investor is acquiring the Shares, the Warrants, the Warrant Shares and the Conversion Shares, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares, the Warrants, the Warrant Shares or the Conversion Shares.

4.3      Investment Experience

.  Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor, can protect his, her or its own interests.  Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4      Accredited Investor

.  Such Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

4.5      Residency

.  If the Investor is an individual, then the Investor resides in the state or province identified in the address of the Investor set forth on the Schedule of Investors; if the Investor is a partnership, corporation, limited liability company or other entity, then the office or offices of the Investor in which its principal place of business is identified in the address or addresses of the Investor set forth on the Schedule of Investors.

4.6      Rule 144

.  Such Investor acknowledges that the Shares, the Warrants, the Warrant Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

4.7      Authorization

.

(a)      Such Investor has all requisite power and authority to execute and deliver the Agreements to which it is a party, to purchase the Shares and the Warrants hereunder and to carry out and perform its obligations under the terms of the Agreements.  All action on the part of such Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b)      The Agreements, when executed and delivered by such Investor, will constitute valid and legally binding obligations of such Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c)           No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations hereunder or thereunder.

4.8      Brokers or Finders

.  Such Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

4.9      Tax Advisors

.  Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements.  With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Such Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

SECTION 5

Conditions to Investors’ Obligations to Close
Each Investor’s obligation to purchase the Shares and Warrants at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the applicable Investor purchasing the Shares and Warrants in such Closing (unless otherwise specified):

5.1      Representations and Warranties

.  The representations and warranties made by the Company in Section 3 shall be true and correct as of the date of the Closing.

5.2      Covenants

.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with.

5.3      Blue Sky

.  The Company shall have complied with all necessary Blue Sky law qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares, the Warrants, the Warrant Shares and the Conversion Shares.

5.4           Certificate of Designations

.  The Certificate of Designations shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.5      Rights Agreement

.  The Company and the Investors shall have executed and delivered the Rights Agreement.

5.6      Warrants

.  The Company shall have executed and delivered to the Investors the Warrants.

5.7      Indemnification Agreements

.  The Company and each of the members of the Company’s Board of Directors have executed and delivered an Indemnification Agreement, in substantially the form attached hereto as Exhibit F.

5.8      Closing Deliverables

.  At the Closing, the Company shall have delivered to counsel to the Investors the following:

(a)      a certificate executed by the Chief Executive Officer or President of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit G, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2; and

(b)      a certificate of the Secretary of State of the State of Delaware, dated as of a date within seven (7) days prior to the date of such Closing, with respect to the good standing of the Company.

5.9      Board of Directors

.  Effective upon the Closing, the Company’s Board of Directors will include an individual designated by the Investors purchasing a majority of the Shares.

SECTION 6

Conditions to Company’s Obligation to Close
The Company’s obligation to sell and issue the Shares and the Warrants at each Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:

6.1      Representations and Warranties

.  The representations and warranties made by the Investors in such Closing in Section 4 shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the date of such Closing.

6.2      Covenants

.  All covenants, agreements and conditions contained in the Agreements to be performed by Investors on or prior to the date of such Closing shall have been performed or complied with in all material respects as of the date of such Closing.

6.3      Compliance with Securities Laws

.  The Company shall be satisfied that the offer and sale of the Shares, the Warrants, the Warrant Shares and the Conversion Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws.

6.4      Certificate of Designations

.  The Certificate of Designations shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

6.5      Rights Agreement

.  The Company and the Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

SECTION 7

Miscellaneous
7.1      Amendment

.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144).  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.  Each Investor acknowledges that by the operation of this paragraph, the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

7.2      Notices

.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)      if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)      if to any other holder of any Shares, Warrants or Warrant Shares or Conversion Shares, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of such Shares, Warrants or Warrants Shares or Conversion Shares for which the Company has contact information in its records; or

(c)      if to the Company, one copy should be sent to 2010 FM 2673, Canyon Lake, Texas 78133, facsimile: (830) 964-3873, Attn: Chief Executive Officer, or to such other address as the Company shall have furnished to the Investors, with a copy to J. William Wilson, Phillips & Reiter, PLLC, 6805 Capital of Texas Highway North, Suite 318, Austin, Texas 78731.

With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Investor agrees that such notice may be given by facsimile or by electronic mail.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

7.3      Governing Law

.  This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

7.4           Expenses

.  The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

7.5      Survival

.  The representations, warranties, covenants and agreements made or undertaken in this Agreement or in any document or instrument executed and delivered pursuant this Agreement are material, have been relied upon by the other parties hereto, shall survive any investigation made by any party hereto and the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.  Any examination, inspection or audit of the properties, financial condition or other matters of the Company conducted by the Investors shall in no way limit, affect or impair the ability of the Investors to rely upon the representations, warranties, covenants and obligations of the Company set forth herein.

7.6      Successors and Assigns

.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company.  Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

7.7      Entire Agreement

.  This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.8      Delays or Omissions

.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.9      Severability

.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

7.10           Indemnification

.  The Company agrees to and shall indemnify and hold harmless each Investor, and its successors and assigns, at all times after the date of this Agreement from and against and in respect of, any liability, claim, deficiency, loss, damage, or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by such Investor (collectively referred to as "Loss") arising from (a) any misrepresentation by, or breach of any covenant or warranty of the Company contained in this Agreement or any exhibit, certificate, or other instrument furnished or to be furnished by the Company hereunder; or (b) any non-fulfillment of any agreement on the part of the Company under this Agreement, the Rights Agreement, the Certificate of Designations or the Warrants, or any or from any misrepresentation in or omission from, any certificate or other instrument furnished or to be furnished to the Investors under this Agreement or such other instruments, other than (a) Losses resulting that are finally determined in such action or proceeding to be primarily and directly a result of (1) the gross negligence of such Investor, (2) a breach of a fiduciary duty, if any, owed by such Investor to the Company, (3) the intentional misconduct or a knowing violation of applicable law by such Investor, or (4) a transaction from which such Investor received an improper personal benefit, or (b) Losses that are the subject of the indemnification agreement entered into by the Company and such Investor pursuant to this Agreement, as to which Losses such indemnification agreement, rather than this Section 7.10, shall apply.  Notwithstanding the foregoing, (i) the Company will have no obligation to indemnify the Investors in respect of Losses unless the aggregate amount of all such Losses incurred or suffered by the Investors exceeds fifteen thousand dollars ($15,000), at which time the Company will indemnify the Investors for the entire amount of the Losses (not only for the amount by which such Losses exceed such $15,000 amount), and (ii) the Company’ aggregate liability in respect of claims for indemnification for Losses relating solely to breaches of representations and warranties in Section 3 of this Agreement shall not exceed the Purchase Price plus the amount of the Investors’ reasonable attorneys fees and costs related to the transactions described herein and reasonable attorneys fee and costs incurred by the Investors in enforcing their rights and remedies hereunder.  For the avoidance of doubt, the limitations in the preceding sentence shall not apply to any indemnity claim by the Investors relating to the Rights Agreement, the Certificate of Designations or the Warrants.

7.11           Counterparts

.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.12           Telecopy Execution and Delivery

.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.13           Jurisdiction; Venue

.  Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall only be brought in any federal court or state court located in the State of Texas, and each party consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

7.14           Further Assurances

.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

7.15           Attorney’s Fees

.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

“COMPANY”

COPSYNC, INC.
a Delaware corporation

By:
  Russell D. Chaney,
  Chief Executive Officer